EXHIBIT 10.9

PURCHASE AND LICENCE AGREEMENT

      This Purchase and License Agreement (“PLA”) is between Nortel Networks Limited (“Nortel Networks”) and Microcell Connexions Inc. (“Customer”) effective as of December 20, 2001. Additional terms related to Customer’s purchase or license of Products or Services may be added by written agreements (“Supplements”) referencing the PLA. The Services Supplement is attached hereto and incorporated by reference.

1.	Definitions

a)	“Acceptance Tests” means the set of criteria jointly developed and agreed to by both Customer and Nortel Networks in respect of the Products

b)	“D-Date” means the date upon which a Product or Service is delivered to the Customer as agreed upon by the parties.

c)	“Furnish-only” means Products that Customer installs.

d)	“Hardware” means a Nortel Networks machine or components.

e)	“GA” means the date upon which a Product or Service is generally available for purchase by any customer.

f)	“K-Date” or “Acceptance” means the date of completion of installation by Nortel Networks and completion of Acceptance Test.

g)	“Products” are any Hardware, Software or Third Party Vendor Items provided under this PLA.

h)	“Services” means the activities to be undertaken by Nortel Networks pursuant to an Order, including, but not limited to, engineering, maintenance and installation, implementation, support, design, consulting, business planning, network planning and analysis.

i)	“Software” is owned or licensed by Nortel Networks, its parent or one of its subsidiaries or affiliates, and is copyrighted and licensed, not sold. Software consists of machine-readable instructions, its components, data, audio-visual content (such as images, text, recordings or pictures) and related licensed materials including all whole or partial copies.

j)	“Third Party Vendor Item” includes “Third Party Hardware” and “Third Party Software” and means any non-Nortel Networks hardware and/or software supplied to Customer under this PLA.

2.	Orders

      Customer may acquire Products or Services by issuing a written purchase order signed by an authorized representative or, if Customer is enrolled in any then current Nortel Networks’ electronic commerce program, by submitting electronic orders (collectively, “Orders”). All Orders shall specify the quantity, price, Nortel Networks quotation number when applicable, shipping and billing instructions, installation location, requested delivery dates, requested commencement date for Services, any statement of work, and any other special instructions. Unless mutually agreed upon in writing, all Orders will be governed by, and cannot alter, the terms and conditions of this PLA. Nortel Networks’ written or electronic communication accepting the Order, shipment of Products or commencement of Services will be Nortel Networks’ acceptance of Customer’s Order. If Nortel Networks’ acknowledgement is not received by Customer within five (5) workings days of the fax of the order to Nortel Networks, the order will be deemed accepted by Nortel Networks. Customer may cancel an Order without prejudice if this cancellation occurs before the minimum ordering lead-times of the specified Products as set forth in the Supplements.

3.	Electronic Commerce Programs

      By enrolling in any Nortel Networks’ electronic commerce program, Customer agrees to comply with the terms of such program. Customer agrees that all electronic Orders issued are equivalent to a written Order, are governed by the terms and conditions of this PLA and that in the event of any conflict between this PLA and the information contained in Customer’s or Nortel Networks’ electronic commerce website, this PLA governs. Customer is responsible for the use and protection of all electronic commerce passcodes provided by Nortel Networks and agrees that all Orders submitted using such passcodes are valid and binding Orders authorized by Customer. Nortel Networks shall have no liability to Customer due to Customer’s failure to access Customer’s or Nortel Networks’ electronic commerce website or errors or failures relating to its operation.

4.	Licensed Use of Software

      Nortel Networks grants Customer a nonexclusive license to use a copy of the Software to the extent of the activation or authorized usage level. To the extent Software is furnished for use with designated Products or Customer furnished equipment (“CFE”), Customer is granted a nonexclusive license to use Software only on such Products or CFE, as applicable. Software contains trade secrets and Customer agrees to treat Software as Information. Customer will ensure that anyone who uses the Software does so only in compliance with the terms of this PLA. Customer shall not a) use, copy, modify, transfer or distribute the Software except as expressly authorized; b) reverse assemble, reverse compile, reverse engineer or otherwise translate the Software; c) create derivative works or modifications unless expressly authorized; or d) sublicense, rent or lease the Software. Licensors of intellectual property to Nortel Networks are beneficiaries of this provision. Upon termination or breach of the license by Customer or in the event designated Product or CFE is no longer in use, Customer will promptly return the Software to Nortel Networks or certify its destruction. Nortel Networks may audit by remote polling or other reasonable means to determine Customer’s Software activation or usage levels. With respect to Third Party Software, Customer agrees to abide by the terms provided by Nortel Networks with respect to any such software. Customer further agrees that the terms contained in any Nortel Networks or third party “shrink wrap” or “click” licenses shall govern the use of such software.

5.	Charges and Payment

      Amounts are due upon receipt of invoice and shall be paid by Customer within 30 days of the receipt of the invoice by Customer. Invoice cannot be issued before the D-Date. In the event of non-payment after such period of thirty (30) days, Nortel Networks may suspend performance, product shipments or otherwise terminate this PLA upon a five (5) day written notice provided the default is not cured within such five (5) days. Nortel Networks will inform Customer in advance whenever additional charges for special handling apply. All the charges for shipping insurance and special handling are Nortel Networks responsibility. Charges for Software may be based on extent of use authorized as specified in a Supplement or invoice. Customer agrees to pay the charges applicable for any activation or usage beyond the authorized level. If any authority imposes a tax, duty, levy or fee, excluding those based on Nortel Networks’ net income, upon a Product or Service supplied by Nortel Networks under this PLA, Customer agrees to pay that amount as specified in the invoice, or supply exemption documentation. Customer consents without qualification to the sale of receivables, in whole or in part, including all or any part of any associated rights, remedies, and obligations, by Nortel Networks without further notice and authorizes the disclosure of this PLA and Supplements as necessary to facilitate such sale.

      In the event that the funds available to Customer are at any time less than Fifty Million Canadian Dollars (CDN$50,000,000), Customer will notify Nortel Networks in writing and provide an irrevocable standby letter of credit sufficient to cover the amount of its outstanding receivables with Nortel Networks. Furthermore if Customer should issue additional Orders, and Customer’s available funds remain at less than

Fifty Million Canadian Dollars (CDN$50,000,000), Customer shall pay the total amount of the Order at the D-Date or issue an additional letter of credit to cover the amount provided in such additional Orders

6.	Warranty

a)	Nortel Networks warrants that Hardware i) is free from defects in materials and workmanship and ii) conforms to Nortel Networks’ published specifications. If Hardware does not function as warranted during the Warranty Period, Nortel Networks will determine to either i) make it do so, or ii) replace it with equivalent Hardware.

b)	Nortel Networks warrants that when Software is used in the specified operating environment it will conform to its published specifications. If Software does not function as warranted during the Warranty Period, Nortel Networks will provide a suitable fix or workaround as per applicable support plan as the case may be, or will replace free of charge the Software.

c)	Services will be performed in a professional and workmanlike manner. Services shall be warranted concurrently with the Products purchased by Customer, as per the attached warranty matrix. If Services are not performed as warranted and Nortel Networks is notified in writing by Customer, Nortel Networks will re-perform free of charge the non-conforming Services during the Warranty Period.

d)	The warranty period for Hardware and Software shall be the warranty period identified in the Nortel Networks warranty matrix in effect at the time of Customer’s Order (“Warranty Period”). In the event Nortel Networks determines that repair or replacement as set forth in this Section 6 cannot be made using commercially reasonable efforts and within a reasonable period of time, Nortel Networks will refund to Customer the price paid for the Product.

e)	No warranty is provided for i) supply items normally consumed during Product operation; ii) failures caused by non-Nortel Networks products; iii) failures caused by a Product’s inability to operate in conjunction with other Customer hardware or software; or iv) performance failures resulting from services not performed by Nortel Networks or Customer’s failure to purchase all necessary Products under this PLA. Warranty will be voided by misuse, accident, damage or modification, failure to maintain proper physical or operating environment or improper Customer maintenance. Software is not warranted to operate uninterrupted or error free. THESE WARRANTIES AND LIMITATIONS ARE CUSTOMER’S EXCLUSIVE WARRANTIES AND SOLE REMEDIES AND REPLACE ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

f)	Nortel Networks provides Third Party Vendor Items with warranties unless Nortel Networks specifies otherwise, in writing, prior to the acceptance of the Order.

7.	Warranty Service

      Nortel Networks provides certain types of warranty repair and exchange service, without charge. Nortel Networks will inform Customer of the types of warranty services available to Customer consistent with Nortel Networks standard practices and response times through supplement that will be attached to this PLA and updated from time to time and through the warranty matrix. Nortel Networks Technical Assistance Services (“TAS”) are available for warranty repair during the Warranty Period at no charge for specified Products. When Customer is required to return Hardware to Nortel Networks for warranty service, Customer agrees to ship it prepaid and suitably packaged to a location Nortel Networks designates. Nortel Networks will return the Hardware to Customer at Nortel Networks’ expense. Nortel Networks is responsible for loss of, or damage to, Customer Hardware while it is a) in Nortel Networks’ possession or b) in transit back to Customer. Any returned Hardware becomes Nortel Networks’ property. Subject to Nortel Networks’ receipt of the exchanged Hardware, its replacement becomes the Customer’s property. The replacement Hardware may not be new but will be in working order and at least equivalent to the item exchanged. The warranty period for the Hardware shall then be the greater of ninety (90) days from the date of repair or replacement or the remaining Hardware Warranty Period. Customer agrees to ensure that exchanged Hardware is free of any legal obligations or restrictions that prevent its exchange and represents that all returned items are genuine and unaltered. Where applicable, before Nortel Networks provides warranty services, Customer agrees to a) follow the problem determination, problem analysis, and warranty services request procedures that Nortel Networks provides; b) secure all programs and data contained in Hardware; and c) inform Nortel Networks of changes in the Hardware’s location. Post warranty services may be available at Nortel Networks’ then-current prices.

8.	Title and Risk of Loss

      Title and risk of loss for ordered hardware shall pass from Nortel Networks to Customer upon delivery to the Customer designated location as specified on the Order.

9.	Implementation and Installation Services

      Customer agrees to provide sufficient, free and safe access to Customer’s facilities and a suitable physical environment meeting Nortel Networks’ specified requirements to permit the timely installation of Products and/or performance of Services. Nortel Networks will perform its responsibilities in accordance with the standard Nortel Networks statement of work where applicable. Nortel Networks will successfully complete its standard installation and commissioning procedures before it considers Products installed. Nortel Networks may make alterations to any Product and Service as necessary to comply with specifications, changed safety standards or governmental regulations, to make a Product non-infringing with respect to any patent, copyright or other proprietary interest, or to otherwise improve a Product or Service. Customer is responsible for i) the results obtained from the use of Products and Services; ii) integration and interconnection with Customer’s hardware and/or third party hardware and/or systems; and iii) installation of Furnish-only Products.

      When Installation has been successfully completed, Nortel Networks shall give Customer written confirmation of this completion. Customer and Nortel Networks shall then immediately conduct the Acceptance Tests and advise Nortel Networks in writing whether or not Customer will accept the Products. If the Products do not meet the Acceptance Tests, Customer shall give Nortel Networks written notice thereof, specifying the particulars of such deficiency, whereupon Nortel Networks shall forthwith modify, repair or replace the Products so that they do meet such requirements at its own cost and expense. The parties shall then repeat all applicable Acceptance Tests so as to ensure that the deficiencies have been rectified and no new deficiencies have been introduced, whereupon Customer shall give Nortel Networks written notice of acceptance of the Products and the Warranty Period shall commence from the date of such notice. If, after 60 days from the date of receipt of the first deficiency notice, the Products still do not meet the requirements of the Acceptance Tests, Customer shall have the right to return the deficient Product and obtain a refund of all amounts paid therefor.

10.	Confidential Information

a)	Confidential information (“Information”) means i) Software and Third Party Software; and ii) all business, technical, marketing and financial information and data that is clearly marked with a restrictive legend of the disclosing party (“Discloser”).

b)	The party receiving Information (“Recipient”) will use the same care and discretion, but not less than reasonable care, to avoid disclosure, publication or dissemination of Information as it uses with its own similar information that it does not wish to disclose, publish or disseminate. The Recipient may disclose Information only to i) its employees and employees of its parent, subsidiary or affiliated companies who have a need to know for purposes of carrying out this PLA; and ii) any other party with the Discloser’s prior written consent. Before disclosure to any of the above parties, the Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this PLA.

c)	The Recipient may disclose Information to the extent required by law. However, the Recipient must give the Discloser prompt notice and make a reasonable effort to obtain a protective order.

d)	No obligation of confidentiality applies to any Information that the Recipient i) already possesses without obligation of confidentiality; ii) develops independently; or iii) rightfully receives without obligations of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this PLA.

e)	The release of any advertising or other publicity relating to this PLA requires the prior approval of both parties.

11.	Patents and Copyrights

      If a third party claims that Nortel Networks Hardware or Software or Third Party Vendor Items provided to Customer under this PLA infringes that party’s patent or copyright, Nortel Networks will defend Customer against that claim at Nortel Networks’ expense and pay all costs and damages that a court finally awards or are agreed in settlement, as well as reasonable lawyers’ fees, regardless of the outcome of the claim, provided that Customer a) promptly notifies Nortel Networks in writing of the claim and b) allows Nortel Networks to control, and cooperates with Nortel Networks in, the defense and any related settlement negotiations. If such a claim is made or appears likely to be made, Nortel Networks agrees to secure the right for Customer to continue to use the Hardware or Software, or to modify it, or to replace it with one that is equivalent. If Nortel Networks determines that none of these alternatives is reasonably available, Customer agrees to return the Hardware or Software to Nortel Networks on Nortel Networks’ written request. Nortel Networks will then give Customer a credit equal to Customer’s net book value for the Hardware or Software provided Customer has followed generally-accepted accounting principles. Any such claims against the Customer or liability for infringement arising from use of the Hardware or Software following a request for return by Nortel Networks are the sole responsibility of Customer. This represents Nortel Networks’ entire obligation to Customer regarding any claim of infringement. Nortel Networks has no obligation regarding any claim based on any of the following: a) anything Customer provides which is incorporated into the Hardware or Software; b) functionality provided by Nortel Networks at the instruction of Customer; c) Customer’s modification of Hardware or Software; d) the combination, operation, or use of Hardware or Software with other products not provided by Nortel Networks as a system, or the combination, operation, or use of Hardware or Software with any product, data, or apparatus that Nortel Networks did not provide.

12.	Limitation of Liability

      In no event shall Nortel Networks or its agents or suppliers be liable to Customer for more than the amount of any actual direct damages up to twice the amount payable for the Products and Services to which are the subject of the claim (provided that any sums which remain unpaid by Customer in respect of such Products and Services shall be deducted from the above amount) regardless of the cause and whether arising in contract, tort (including negligence) or otherwise. This limitation will not apply to claims for damages for bodily injury (including death) and damage to real property and tangible personal property for which Nortel Networks is legally liable and payments as set forth in Section 11 Patents and Copyrights. IN NO EVENT SHALL Nortel Networks OR ITS AGENTS OR SUPPLIERS BE LIABLE FOR ANY OF THE FOLLOWING: a) DAMAGES BASED ON ANY THIRD PARTY CLAIM EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN SECTION 11: b) LOSS OF, OR DAMAGE TO, CUSTOMER’S RECORDS, FILES OR DATA; OR c) INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS), EVEN IF Nortel Networks IS INFORMED OF THEIR POSSIBILITY EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN SECTION 11.

13.	Notices

a)	Any and all notices or other information required to be given by one of the parties to the other shall be deemed sufficiently given when forwarded by prepaid registered mail, by facsimile or like means or hand-delivered to the other party at the following address:

Nortel Networks:

Nortel Networks
8200 Dixie Road
Suite 100
Brampton, Ontario
L6T 5P6
Attention: Legal Counsel
Facsimile: 905-863-8335

with a copy to:

Nortel Networks
2351 Alfred-Nobel Boul.
Montreal, Quebec
H4S 2A9
Attention: Rejean Bourgault
Facsimile: 514-818-3453

Customer:
Microcell Connexions Inc.
800 de La Gauchetiere West,
Place Bonaventure
C.P.: 9100
Level: A
Montreal, P.Q.,
H5A 1K3
Attention: V.-P. Network Planning and Implementation
Facsimile: 514-846-7491

with a copy to:

Microcell Connexions Inc.
1250 Rene Levesque Blvd. West
20th floor
Montreal, P.Q.,
H3B 4W8
Attention: Legal Department
Facsimile: 514-846-6928

and such notices shall be deemed to have been received five (5) business days after mailing if forwarded by mail, and the following business day if forwarded by facsimile or like means or hand-delivered.

b)	The aforementioned address of either party may be changed at any time by giving 15-business-days prior notice to the other party in accordance with the foregoing.

c)	In the event of a generally prevailing labour dispute or other situation which will delay or impede the giving of notice by any such means, the notice shall be given by such mode as will be most reliable and expeditious and least affected by such dispute or situation.

14.	General

a)	Customer agrees not to assign, or otherwise transfer this PLA or Customer’s rights under it, or delegate Customer’s obligations, without Nortel Networks’ prior written consent, and any attempt to do so is void. Customer represents and warrants that it is buying Products and/or Services for its own internal use and not for resale except when mutually agreed upon by the parties. Customer agrees to comply with all applicable laws including all applicable export and import laws and regulations. Neither party is responsible for failure to fulfill any obligations due to causes beyond its control. In the event that any provision of this PLA or portions thereof are held to be invalid or unenforceable, the remainder of this PLA will remain in full force and effect. Nortel Networks is an independent contractor and nothing in this PLA shall be considered to create or imply any other relationship between Customer and Nortel Networks.

b)	The terms and conditions of this PLA, including any Supplement(s), form the complete and exclusive agreement between Customer and Nortel Networks and replace any prior oral or written proposals, correspondence or communications regarding the subject matter hereof. In the event of a conflict between this PLA and a Supplement, the terms in any Supplement(s) prevail. Any changes to this PLA must be made by mutual agreement in writing. All Customer’s rights and all of Nortel Networks’ obligations are valid only in the country in which the Products and Services were supplied; the laws of the Province of Ontario govern this PLA, exclusive of its conflict of laws provisions; and nothing in this PLA affects any statutory rights of consumers that cannot be waived or limited by contract. The Parties have requested that this PLA be drawn up in the English language. Les Parties ont demandé que cette convention soit rédigée en langue anglaise.

MICROCELL CONNEXIONS INC.

By:
Name: Rajiv Pancholy
Title: President and Chief Operating Officer
Address: 800 de la Gauchetiere street W Level A, Montreal QC

Date:

NORTEL NETWORKS LIMITED

By:
Name: Doug Michaelides
Title: V.-P. & General Manager Canada Region
Address: 8200 Dixie Road, Suite: 100,
Brampton, Ontario

Date:

      The various Services that Customer may obtain from Nortel Networks, associated pricing, and the manner in which they will be provided are governed by this Services Supplement (“Supplement”) as well as by the PLA unless otherwise expressly stated. The terms and conditions provided in this Supplement will apply solely to the provision of Services.

1.	Definitions

(a)	“Deliverables” means all Materials and Software delivered to Customer pursuant to an Order, but specifically excluding Tools.

(b)	“Materials” means any and all designs, documentation and other work product prepared by Nortel Networks and delivered to Customer pursuant to an Order (and specifically excluding Software).

(c)	“Statement of Work” is a document, prepared by Nortel Networks, describing the scope of work, estimated schedule, prices, Deliverables, and other relevant terms specific to a Service, which may, from time to time, be mutually agreed to in writing by Customer and Nortel Networks. A Statement of Work shall be governed by the terms and conditions of, and constitute a part of, this Supplement.

(d)	“Services Descriptions” means Nortel Networks published specifications for certain Services in effect at the time Nortel Networks accepts an Order.

(e)	“Tools” mean any diagnostics, documentation, test equipment or other items used by Nortel Networks in the performance of the Services.

2.	Charges and Payment

      Fees for Services may be based on a fixed price, time and materials, time and materials with deliverables or other commercial arrangement, as specified in an Order. If specified in writing by Nortel Networks as excluded from a fixed price, Customer will reimburse Nortel Networks for all reasonable out-of-pocket expenses incurred by Nortel Networks in performing the Services (including, without limitation, all reasonable travel, meal, lodging and mileage expenses) plus standard and applicable administration fees. All fees for Services are subject to annual review and adjustment by Nortel Networks. Unless otherwise provided in a valid Nortel Networks quotation, proposal or Statement of Work, Nortel Networks shall invoice Customer one hundred percent of the price of the Services upon completion unless the Service continues beyond thirty days, in which case Nortel Networks shall invoice Customer at the end of each month for the Services performed in that month. Certain ongoing Services (for example maintenance and managed services) ordered by Customer may be invoiced in advance of the performance of such Services by Nortel Networks.

3.	Changes to Orders

      The parties may, by mutual agreement, make changes to the scope of work, schedule, prices, deliverables or other substantive aspects of the Services (“Change”). The party asking for a Change shall describe in writing the details of the requested Change (“Change Order Request”). Nortel Networks shall provide in writing to Customer a summary of any and all adjustments to the charges and other changes resulting from the Change Order Request. In no event shall any Change be effective or acted upon in any way until such time as (i) an authorized representative of both parties has agreed to the terms of the Change Order Request in writing and (ii) Nortel Networks receives an Order from Customer for any additional amounts resulting from the Change Order Request.

4.	Customer Responsibilities

      Customer agrees to cooperate with Nortel Networks in the performance by Nortel Networks of the Services, including, without limitation, providing Nortel Networks with sufficient, free and timely access and availability, as required by Nortel Networks, to facilities, data, information and personnel of Customer; including the recovery by Nortel Networks of any Tools. In addition, Customer shall be responsible for the accuracy and completeness of all data and information that it provides or causes to be provided to Nortel Networks. In the event that there are any delays by Customer in fulfilling its responsibilities as stated above, or there are errors or inaccuracies in the information provided, Nortel Networks shall be entitled to appropriate schedule and pricing adjustments. It is understood and agreed that the Services provided by Nortel Networks may include the advice and recommendations of Nortel Networks, but all decisions in connection with the implementation of such advice and recommendations shall be the sole responsibility of, and made by, Customer.

5.	Personnel

      Nortel Networks and Customer are each responsible for the supervision, direction, compensation and control of their own employees and subcontractors. Nortel Networks may subcontract any portion or all of the Services to subcontractors selected by Nortel Networks. Neither party shall knowingly solicit to hire employees of the other party with whom it had contact as a result of the performance of the Services for a period ending six months after completion of the Services. Neither party shall be precluded from conducting generalized searches for employees (and hiring those employees who respond to generalized searches) either through the use of search firms or advertisements in the media, provided that searches are not specifically targeted to employees providing Services.

6.	Intellectual Property Rights

(a)	Nortel Networks, on behalf of itself and its subcontractors, reserves all proprietary rights in and to (i) all methodologies, designs, engineering details, and other data pertaining to the Services and the

Materials delivered, (ii) all original works, computer programs, updates developed in the course of providing the Service (except Customer’s developed programs), (iii) discoveries, inventions, patents, know-how and techniques arising out of the Services and (iv) any and all products (including software and equipment) developed as a result of the Services. The performance by Nortel Networks of Services shall not be deemed work for hire.

(b)	Nortel Networks grants to Customer a perpetual, non-exclusive, world-wide, paid up license to use, copy and modify the Materials produced by Nortel Networks and delivered to Customer in the performance of Services solely for Customer’s internal business purposes.

(c)	It is understood between the parties that Nortel Networks will employ its know-how, techniques, concepts, experience and expertise, as well as all other intellectual property, including that to which it reserves its rights hereunder, to perform services the same as or similar to the Services for others.

7.	Maintenance Services

      Nortel Networks provides Product maintenance Services either at Customer’s location or at a service center to keep Products in, or restore them to, conformance with published specifications.

(a)	To be eligible for maintenance Services, the Products must be in good operating condition and at revision levels supported by Nortel Networks.

(b)	Relocation of Products under maintenance Services may result in adjustments to the price and response times. Continued maintenance Services for such Products are subject to reasonable availability from Nortel Networks or an authorized maintenance service provider.

(c)	The warranty service terms in Section 7 Warranty Service and exclusions in Section 6(e) of the PLA shall also apply to post warranty Product maintenance Services.

8.	General

      In the event of a conflict between this Supplement and any other documents attached hereto or referenced herein, the terms in this Supplement prevail.

9.	Pricing and Available Services

      The Services to be provided and/or the applicable pricing shall be as set forth in (i) an accepted Nortel Network’s proposal, (ii) a Statement of Work or (iii) the Services Descriptions.

10.	Survival

      Notwithstanding the termination or expiry of this Supplement, or of the PLA, the provisions of articles 6, 7, 10, 11 and 12 of the PLA and of articles 2 and 6 of this Supplement and all its consequent rights and obligations shall survive.

MICROCELL CONNEXIONS INC.

By:
Name: Rajiv Pancholy
Title: President and Chief Operating Officer
Address: 800 de la Gauchetiere street W Level A, Montreal QC

Date:

NORTEL NETWORKS LIMITED

By:
Name: Doug Michaelides
Title: V.-P. & General Manager Canada Region
Address: 8200 Dixie Road, Suite: 100,
Brampton, Ontario

Date:

      Products may be purchased only in countries where Nortel Networks makes these products available for purchase and use.

      The following Hardware and Software items shall have the corresponding Warranty Periods:

Carrier Products	Hardware	Software

DMS, Optical Networks, AccessNode and Wireless product families including but not limited to IN, IWF and PCU	12 months from D-date for products installed by Customer and from K-date for products installed by Nortel Networks	12 months from D-date for products installed by Customer and from K-date for products installed by Nortel Networks

      This warranty matrix may be revised from time to time.